[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

FIFTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Fifth Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of December 1, 2018, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).
Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Amendments to Schedule 9.01.

a.	Paragraph 2 of Schedule 9.01 is deleted and replaced with the following:
“(2) New Account Bounty. Bank will pay to Costco [*] for each new Co-Branded Card Account generated from an Applicant originating from a Costco Location [*].”

b.	Paragraph 3 of Schedule 9.01 is deleted and replaced with the following:
“(3) Costco Staff Funding. Bank will pay to Costco [*] to compensate Costco staff in accordance with the first sentence of Section 9.01(a).”

c.	A new Paragraph 12 is added to Schedule 9.01 as follows:
“(12) [*]”

d.	The following is added to the end of Paragraph 9 of Schedule 9.01:
“Bank will pay to Costco the amounts in paragraphs (3) and (12) within fifteen Business Days after the end of each month.”
3.Amendment to Section 5.06.

a.	A new subsection to Section 5.06 shall be added as follows:
“(e) Notwithstanding anything to the contrary in this Article 5, the Parties agree to [*]. In furtherance of this goal, [*].”
4.Dispute Resolution. Any dispute between the Parties arising out of or relating to this Amendment shall be resolved as provided in Section 16.02 of the Agreement.
5.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
6.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
7.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham Name: Paul Latham Title: SVP	CITIBANK, N.A. By: /s/ Valerie Greer Name: Valerie Greer Title: MD

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